Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, of our auditor’s report dated June 25, 2025 relating to the consolidated financial statements of Psyence Biomedical Ltd. and its subsidiaries (the “Company”) as at March 31, 2025 and 2024 and for each of the years in the three- year period ended March 31, 2025, as included in the Annual Report on Form 20-F of the Company for the year ended March 31, 2025, as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP
MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
July 23, 2025

Toronto, Canada